 Exhibit 99.1

Enservco Receives Letter of Non-Compliance from NYSE American

DENVER, CO – December 6, 2019 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it has received notification from the NYSE American LLC (the “NYSE American”) indicating that the Company is not in compliance with the NYSE American’s continued listing standards set forth in Part 10 of the NYSE American Company Guide (the “Company Guide”) with respect to stockholders’ equity levels.

Specifically, the Company is not in compliance with Sections 1003(a)(i) and (ii) of the Company Guide in that it has reported stockholders’ equity of less than $2 million as of September 30, 2019, and reported losses from continuing operations and/or net losses in its four most recent fiscal years.

In order to maintain its listing on the NYSE American, the Company was requested to submit a plan of compliance (the "Plan") by January 3, 2020 addressing how it intends to regain compliance with Sections 1003(a)(i) and (ii) of the Company Guide by June 3, 2021. The Company intends to fully comply with the NYSE American’s requests and will submit its Plan accordingly.

In addition, as previously reported, the Company received a notification from the NYSE American indicating the Company’s common stock has been selling for a low price per share for a substantial period of time, and the Company must demonstrate an improved share price or effect a reverse stock split of its common stock by no later than May 6, 2020, in order to maintain the listing of the Company’s common stock on the NYSE American.

Receipt of the notice from the NYSE American does not have any immediate effect on the listing of the Company's shares of common stock on the NYSE American, except that until the Company regains compliance with the NYSE American's listing standards, a ".BC" indicator will be affixed to the Company's trading symbol.

About Enservco

Through its various operating subsidiaries, Enservco provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer and related services.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," “intends,” "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2018, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include the Company’s ability to regain compliance with the NYSE American’s listing requirements. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco.  Enservco disclaims any obligation to update any forward-looking statement made herein, except as required by law.

Contact:

Pfeiffer High Investor Relations, Inc.

Jay Pfeiffer

Phone: 303-880-9000

Email: jay@pfeifferhigh.com